Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of May 1, 2023, by and among Better World Acquisition Corp., a Delaware corporation (together with its successors, “SPAC”), Heritage Distilling Group, Inc. (formerly known as HDH Newco, Inc.), a Delaware corporation and a wholly-owned subsidiary of BWAC (“Pubco”), BWA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), HD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”), Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), BWA Holdings LLC, a Delaware limited liability company (the “Sponsor”), in the capacity as the representative for the stockholders of SPAC and Pubco (other than the former Heritage stockholders), and Justin Stiefel, in the capacity as the representative for certain security holders of Heritage (the “Holder Representative”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Business Combination, dated as of December 9, 2022 (the “Original Agreement”) and desire to amend the Original Agreement as set forth below;

WHEREAS, pursuant to the Agreement, (i) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and, in connection therewith, (A) each share of SPAC Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of SPAC Common Stock that is not redeemed or converted in the Closing Redemption, one share of Pubco Common Stock and one CVR (subject to the holders of Founder Shares and Representative Shares waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter), and (B) Pubco shall assume all of the outstanding SPAC Warrants and each SPAC Warrant shall become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the SPAC Warrant being assumed; (ii) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), and, in connection therewith, (A) the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth in the Agreement, (B) holders of Company Interim Notes shall receive shares of Pubco Common Stock separate from the Stockholder Merger Consideration, (C) Pubco shall assume all of the outstanding Company Financing/Interim Warrants and each Company Financing/Interim Warrant shall become a warrant to purchase shares of Pubco Common Stock with the number of shares and exercise price thereof equitably adjusted in accordance with the Agreement, (D) each Contributed Warrant shall be contributed to Pubco and exchanged for the right to receive such number of shares of Pubco Common Stock as such holder of a Contributed Warrant would have received pursuant to Section 1.14(a) of the Agreement if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Company Common Stock set forth in the Contribution Agreement, (E) each Restricted Stock Unit Award outstanding immediately prior to the Effective Time, as amended in accordance with the Agreement and the RSU Award Amendments, shall be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted in accordance with the Agreement, and (F) all other Company Convertible Securities shall be terminated; and (iii) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company (such transactions and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in the Agreement and in accordance with the provisions of the DGCL and other applicable Law; and

WHEREAS, in connection with the Mergers and the other Transactions contemplated by the Agreement, the parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Amendments to the Agreement.

1.1 Amendment to Recital C. Recital C. of the Agreement is hereby amended such that the phrase “holders of Company Interim Notes (as defined below)” in subclause (B) of clause (ii) thereof shall be amended and restated to read “holders of Company Convertible Notes (as defined below)”.

1.2 Amendment to Recital H. Recital H. of the Agreement is hereby amended such that the phrase “other holders of Company Interim Notes” shall be amended and restated to read “other holders of Company Interim Notes and Company Mar/Apr 2023 Notes (as each such term is defined below)”.

1.3 Amendment to Section 1.8 (Participant Consideration). Section 1.8 of the Agreement is hereby amended such that the phrase “and the terms of the Company Interim Notes” shall be amended and restated to read “and the terms of the Company Convertible Notes”.

1.4 Amendment to Section 1.9 (Company Security Holder Merger Consideration). Section 1.9 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.9 Company Security Holder Merger Consideration. Each Company Stockholder shall receive for each share of Company Common Stock held (but excluding any Company Securities described in Section 1.14(b)) a number of shares of Pubco Common Stock equal to (a)(i) the Participant Consideration less (ii) the number of Company Interim Note Conversion Shares issuable to holders of Company Interim Notes, the number of Company Mar/April 2023 Note Conversion Shares issuable to holders of Company Mar/Apr 2023 Notes, and the number of any Company Additional Note Conversion Shares issuable to holders of any Company Additional Notes, divided by (b) the number of Fully-Diluted Company Shares (the total portion of the Participant Consideration payable to all Company Stockholders (including holders of Contributed Warrants, but excluding holders of Company Financing/Interim Warrants) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”; provided, that the Stockholder Merger Consideration otherwise payable to Company Stockholders and holders of Contributed Warrants is subject to the withholding of their portion of the CVR Escrow Shares to be deposited in the CVR Escrow Account in accordance with Section 1.12, the CVR Agreement and the CVR Escrow Agreement. The Participant Consideration will be based on the Closing Statement delivered pursuant to Section 1.10. The holders of Company Financing/Interim Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.14(f) with such terms and conditions as described in Section 1.14(f). The holders of Contributed Warrants shall receive a number of shares of Pubco Common Stock as described in Section 1.14(h). For the avoidance of doubt, other than holders of Company Financing/Interim Warrants who execute and deliver Assumed Warrant Agreements in accordance with Section 1.16(h), holders of Company Convertible Notes, holders of Contributed Warrants and RSU Award Recipients, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Stock as of the Effective Time. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Earnout Participants shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.11 are satisfied.”

1.5 Amendments to Section 1.14 (Effect of Company Merger on Issued Securities of the Company and Company Merger Sub).

(a) Subsection (e) of Section 1.14 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Company Convertible Notes. Each Company Interim Note that is outstanding immediately prior to the Effective Time shall be converted in accordance with the terms of the Company Interim Notes into the right to receive such number of shares of Pubco Common Stock as is equal to the quotient of (i) the principal amount plus accrued and unpaid interest on such Company Interim Note at the Effective Time divided by (ii) the product of (A) the Redemption Price multiplied by (B) 0.75, with any fractional shares rounded down to the nearest whole share (such shares of Pubco Common Stock, the “Company Interim Note Conversion Shares”). Each Company Mar/Apr 2023 Note that is outstanding immediately prior to the Effective Time shall be converted in accordance with the terms of the Company Mar/Apr Notes into the right to receive such number of shares of Pubco Common Stock as is equal to the quotient of (i) the principal amount plus accrued and unpaid interest on such Company Mar/Apr 2023 Note at the Effective Time divided by (ii) the product of (A) the Redemption Price multiplied by (B) 0.50, with any fractional shares rounded down to the nearest whole share (such shares of Pubco Common Stock, the “Company Mar/Apr 2023 Note Conversion Shares”). Each Company Additional Note that is outstanding immediately prior to the Effective Time shall be converted in accordance with the terms of the applicable Company Additional Note into the right to receive such number of shares of Pubco Common Stock calculated in accordance with the applicable Company Additional Note (such shares of Pubco Common Stock, the “Company Additional Note Conversion Shares”).

(b) Subsection (i) of Section 1.14 of the Agreement is hereby amended such that the phrase “Company Interim Note” shall be amended and restated to read “Company Convertible Note”.

1.6 Amendment to Section 6.6 (No Solicitation). Subsection (a) of Section 6.6 of the Agreement is amended such that the phrase “the sale and issuance by the Company of Company Interim Notes” shall be amended and restated to read “the sale and issuance by the Company of Company Interim Notes, Company Mar/Apr 2023 Notes and any Company Additional Notes”.

1.7 Amendment to Section 6.23 (Other Noteholder Lock-Up Agreements). Section 6.23 of the Agreement is amended such that the phrase “each holder of a Company Interim Note” shall be amended and restated to read “each holder of a Company Interim Note or a Company Mar/Apr 2023 Note”.

1.8 Amendments to Section 7.3 (Conditions to Obligations of the SPAC Parties).

(a) Subsection (f) of Section 7.3 of the Agreement is hereby amended such that the phrase “holders of Company Interim Notes” shall be amended and restated to read “holders of Company Interim Notes and holders of Company Mar/Apr 2023 Notes”.

(b) Clause (viii) of Subsection (g) of Section 7.3 of the Agreement is hereby amended such that the phrase “Company Interim Notes” shall be amended and restated to read “Company Convertible Notes”.

1.9 Amendments to Section 11.1 (Definitions).

(a) The phrase “Company Interim Notes” in the second sentence of the definition of “Closing Net Debt” is amended and restated to read “Company Convertible Notes”.

(b) The following defined terms shall be added to Section 11.1 of the Agreement:

“”Company Additional Notes” means any additional unsecured convertible promissory notes (other than the Company Interim Notes and the Company Mar/Apr 2023 Notes) issued by the Company from time to time after the date hereof and prior to the Closing, in each case, upon terms mutually agreed by the Company and SPAC in advance of any such issuance, up to an aggregate invested amount of $4,000,000 (not including original issue discount and other fees included in the principal amount thereof).”

““Company Convertible Notes” means, collectively, the Company Interim Notes, the Company Mar/Apr 2023 Notes and any Company Additional Notes.”

““Company Mar/Apr 2023 Notes” means the Unsecured Convertible Promissory Notes issued by the Company between March 8, 2023 and April 1, 2023 in an aggregate invested amount equal to $1,830,000 (not including original issue discount and other fees included in the principal amount thereof).”

(c) The phrase “Company Interim Notes” in the first sentence of the definition of “Company Convertible Securities” is amended and restated to read “Company Convertible Notes”.

(d) The following sentence shall be added at the end of the definition of “Company Earnout Participants”: “For the avoidance of doubt, holders of Company Mar/Apr 2023 Notes and holders of any Company Additional Notes shall not be Company Earnout Participants.”

(e) The phrase “Company Interim Notes” in the definition of “Company Securities” is amended and restated to read “Company Convertible Notes”.

(f) The phrase “Company Interim Notes” in the definition of “Fully-Diluted Company Shares” is amended and restated to read “Company Convertible Notes”.

(g) The phrase “Company Interim Notes” in the definition of “Significant Company Holder” is amended and restated to read “Company Convertible Notes”.

1.10 Amendments to Section 11.2 (Section References). The following capitalized terms and Section references are inserted where appropriate in the table set forth in Section 11.2 of the Agreement:

Company Additional Note Conversion Shares	1.14(e)

Company Mar/Apr Note Conversion Shares	1.14(e)

2. Consent. Pursuant to Section 6.2(b)(ii), Section 6.2(b)(iv) and Section 6.2(b)(xviii) of the Agreement, SPAC hereby affirms that it approves of, consents to, and authorizes in all respects the issuance by the Company of the Company Mar/Apr 2023 Notes.

3. Miscellaneous.

3.1 No Further Amendment. The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3.2 Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above.

SPAC:

Better World Acquisition Corp.

By:	/s/ Peter S.H. Grubstein
Name: Peter S.H. Grubstein
Title: Chief Financial Officer

The Company:

Heritage Distilling Holding Company, Inc.

By:	/s/ Justin Stiefel
Name: Justin Stiefel
Title: CEO

The SPAC Representative:

BWA Holdings LLC

By:	/s/ Rosemary Ripley
Name: Rosemary Ripley
Title: Managing Member

The Holder Representative:

Justin Stiefel

By:	/s/ Justin Stiefel